Exhibit 99.3

The Board of Directors
International Seaways, Inc.

600 Third Avenue, 39th Floor

New York, NY 10016

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 30, 2021, to the Board of Directors (in its capacity as such) of International Seaways, Inc. (“INSW”) included as Annex B to, and to the reference to such opinion letter under the captions “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Opinion of INSW’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER— Recommendation of the INSW Board and its Reasons for the Transaction”, and “THE MERGER—Opinion of INSW’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Diamond S Shipping Inc., which joint proxy statement/prospectus forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of INSW filed with the Securities and Exchange Commission on the date hereof (the “Amended Registration Statement”). By giving the foregoing consent, we do not thereby admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

June 3, 2021